                        SYSCOMM INTERNATIONAL CORPORATION
                         PRIVATE - EMPLOYMENT AGREEMENT


         AGREEMENT dated as of the ___ day of June, 1997 by and between SysComm International Corporation, a Delaware corporation with its principal office at 275 Marcus Avenue, Hauppauge, New York 11788 (hereinafter "SysComm" or the "Company") and Thomas J. Baehr (hereinafter the "Executive").

                              W I T N E S S E T H:

         WHEREAS, SysComm, through its wholly owned subsidiary, Information Technology Services, Inc. ("InfoTech"), is a supplier and systems integrator of a broad range of computer and related products and provides professional services ranging from basis equipment selection and procurement to complex network design, integration and system support; and

         WHEREAS, the Executive is currently employed by SysComm as its Vice President and by InfoTech as its President and Chief Operating Officer; and

         WHEREAS, SysComm and Executive wish to enter into an employment agreement in order to assure the continued employment of the Executive by SysComm for the period provided herein; and

         WHEREAS, the Executive is willing to serve in the full-time employ of SysComm for said period, and upon such other terms and conditions hereinafter provided.

         NOW, THEREFORE, SysComm and the Executive, intending to be legally bound, agree as follows:

         1. Term. The Executive will continue to be employed as Vice President of SysComm and President and Chief Operating Officer of InfoTech for the term commencing on the closing of the initial public offering by SysComm (the "Commencement Date") and ending September 30, 1999 or on such earlier or later date as herein provided (the "Term"). This Agreement shall automatically self renew thereafter for one year unless at least thirty days prior to expiration of the existing term either party gives written notice of cancellation to the other effective at the end of the existing term.

         2. Extent of Services The Executive shall devote his entire time, attention and energies to his position and shall not, without the prior written consent of SysComm, during the Term hereof, be engaged in any other business activity, whether or not such business activity is competitive with the business of SysComm; provided, that the Executive may continue to act as a consultant to Ameriquest Technologies, Inc. and further provided that Executive may engage in personal investment activities consistent with SysComm's Conflict of Interest Policy then in existence. Except for periodic travel assignments, Executive shall not, without his consent, be required to perform services at any place other than on Long Island, New York. Services required to be performed for SysComm hereunder shall also include any of its subsidiaries.

         3. Compensation.

            A. Base Salary. As full compensation for all services to be rendered by the Executive to SysComm hereunder (including services on the Board of Directors of SysComm and any subsidiary), SysComm will pay, or cause to be paid, to him an annual base salary which, for the first year of this Agreement, shall be One Hundred Fifty Thousand ($150,000) Dollars (the "Base Salary"). The Base Salary will be paid in equal monthly installments or such other normal periodic payment schedule as SysComm may establish for its employees. Within ninety (90) days following the end of SysComm's fiscal year, the Board of Directors (or a Compensation Committee thereof) shall review the Executive's performance hereunder and make any increases in the Executive's Base Salary as it shall deem appropriate (and such adjusted amount shall be deemed to be the Base Salary), taking into consideration such factors, without limitation, as the performance of SysComm and the quality and extent of Executive's services.

            B. Performance Incentive Plan. The Executive will be eligible to receive a bonus (the "Bonus") for the first year of this Agreement of 3.5% of all of InfoTech's pre-tax earnings (as defined herein). The Bonus will be paid quarterly, based on the yield to date results as of the end of each fiscal quarter. Within ninety (90) days following the end of SysComm's fiscal year, the Board of Directors (or a Compensation Committee thereof) shall review the Executive's performance hereunder and make any increases or decreases in the Executive's Bonus for the fiscal year as it shall deem appropriate (and such adjusted amount shall be deemed to be the Base Salary), taking into consideration such factors, without limitation, as the performance of SysComm and the quality and extent of Executive's services. As used herein, the term "pre-tax earnings" shall mean gross profits (as defined herein) less selling and administrative expenses and interest expense. As used herein, the term "gross profits" shall mean net sales less cost of sales.

            C. Benefits. The Executive will be eligible to participate, on the same basis as other executives of SysComm, in its employee benefit programs, if any, including without limitation, group life, health, accident, hospitalization and the disability insurance policy already available to the Executive.

            D. Reimbursement of Expenses. SysComm shall reimburse or cause to be reimbursed to the Executive, all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder or in furtherance of the business and/or interests of SysComm; provided that Executive shall furnish to SysComm a satisfactory itemized account thereof.

            E. Perquisites. SysComm shall allow the Executive to utilize a Company automobile for which SysComm pays lease, insurance, repairs, gas, oil, and fees. In addition, SysComm will reimburse or cause to be reimbursed to the Executive up to Seven Thousand ($7,000) Dollars of country club membership fees. SysComm will continue to maintain the $1.1 million dollar term life insurance policy on the Executive.

            F. Stock Option Plan(s). The Executive is and will be eligible to participate, on the same basis as other executives of SysComm, in its Stock Option Plan(s).

         4. SysComm Policies. Executive agrees to be bound by all of SysComm' policies in effect from time to time applicable to its employees, including but not limited to, policies related to business ethics, conflicts of interest, proprietary information and antitrust compliance, and Executive agrees to sign any documents that SysComm requests evidencing such agreement.

         5. Indemnification. SysComm undertakes, to the extent permitted by law, to indemnify and hold Executive harmless from and against all claims, damages, losses and expenses, including reasonable attorneys' fees and disbursements arising out of the performance by the Executive of his duties pursuant to this Agreement, in furtherance of SysComm's business and within the scope of his employment.

         6. Termination.

            A. If the Executive becomes disabled during the Term, his Base Salary and all other rights under this Agreement shall terminate at the end of the month during which disability occurs except, however, the Executive shall be entitled to receive a Bonus if the Plan so provides. For purposes of this Agreement, the Executive shall be deemed "disabled" if he has been unable to perform his duties for six (6) consecutive months or an aggregate of nine (9) months in any consecutive twelve (12) month period, all as determined in good faith by the Board of Directors of SysComm.

            B. If the Executive dies during the Term, the Corporation shall pay to his estate, the Executive's then current Base Salary for a period of one year from the date of death.

            C. SysComm shall, in the manner described in Section 6.D, have the right to terminate the employment of the Executive under this Agreement for "cause" and the Executive shall forfeit the right to receive any and all further payments hereunder, other than the right to receive any compensation then due and payable to the Executive pursuant to Section 3 hereof through the date of termination. "Cause" shall be deemed to be the commission of any of the following acts by the Executive:

               (i) The Executive shall have committed any material breach of any of the provisions or covenants of this Agreement;

               (ii) The Executive shall have wilfully refused or habitually neglected to perform his duties or obligations, in all material respects, under this Agreement;

               (iii) The Executive shall have committed any material act of willful misconduct, dishonesty or breach of trust which, directly or indirectly, causes SysComm or any of its subsidiaries to suffer any loss, fine, civil penalty, judgment, claim, damage or expense; or

               (iv) The Executive shall have been convicted of, or shall have plead guilty or nolo contendere to, a felony or indictable offense (unless committed in the reasonable, good faith belief that the Executive's actions were in the best interests of SysComm and its stockholders and would not violate criminal law).

            D. If SysComm elects to terminate the Executive's employment for cause as set forth in Section 6.C, above, it shall deliver written notice (the "Termination Notice") thereof to the Executive, describing with reasonable detail the "cause" giving rise to termination, and thereupon no further payments of any type shall be made or shall be due or payable to Executive hereunder, except as provided in the first sentence of Section 6.C; provided, however, that with respect to any act of default set forth in clauses (i) and (ii) of Section 6.C, prior to termination by SysComm, the Executive shall have thirty (30) days following the Termination Notice to cure or remedy the act of default giving rise to such termination.

            E. Either party shall have the right to terminate this Agreement and the Executive's employment hereunder without cause upon thirty (30) days prior written notice.

            F. If SysComm terminates the Executive's employment during the Term hereof without cause, it shall pay to the Executive an amount equal to the sum of (i) and (ii) below at the rate and on the terms specified therein: (i) his total Base Salary for the remainder of the existing Term in the amount and at the times required by Paragraph 3.A hereof or one year, whichever is greater; and (ii) the value of incentive compensation under the plans and policies then in effect (including, but not limited to, the right to participate in the Plan) and to receive bonuses and performance awards and similar incentive compensation benefits to which he would have been entitled hereunder at the time or times it would otherwise have been payable, under the terms of such plans had he remained in the employ of SysComm for the remainder of the remainder of the quarter in which the termination without cause accrued. The term "without cause" includes reasons other than the acts of default enumerated in Section 6.C. (i) through
(iv) above, and does not include the failure by the Company to set a bonus for the Executive at any particular pay level, pursuant to Section 3.B., above.

         7. Restrictive Covenants.

            A. Covenant not to Disclose; Confidential Information. The Executive covenants and agrees that he will not at any time during or after the termination of his employment hereunder reveal, divulge, or make known to any person, firm, corporation or other business organization (other than SysComm or its subsidiaries), or use for his own account any customer lists, trade secrets, or any secret or confidential information of any kind used by SysComm during his employment, and made known (whether or not with the knowledge and permission of SysComm, whether or not developed, devised, or otherwise created in whole or in part by the efforts of the Executive, and whether or not a matter of public knowledge unless as a result of authorized disclosure) to the Executive by reason of his employment by SysComm. The Executive further covenants and agrees that the knowledge and information which he has acquired or hereafter shall acquire during his employment respecting such customer lists, trade secrets, and secret or confidential information shall be held by him in trust for the sole benefit of SysComm, its successors and assigns.

            B. Covenant Not to Compete.

               (i) The Executive covenants and agrees that, during the Term hereof and for the period during which the Executive is receiving payments pursuant to Paragraph 6 hereof, he will not, without the prior written consent of SysComm, directly or indirectly, and whether as principal, agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, carry on, or be engaged, concerned, or take part in, or render services to, or own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization (other than SysComm) engaged in a business in the Continental United States which is similar to or in competition with any of the businesses carried on by SysComm (a "Similar Business") except in the course of his employment hereunder; provided, however, that the Executive may invest in stock, bonds, or other securities of any Similar Business (but without otherwise participating in the activities of such Similar Business) if (i) such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under
Section 12(g) of the Securities Exchange Act of 1934; and (ii) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

               (ii) The Executive covenants and agrees that, during the Term hereof, or if following the Term, the Executive is not receiving payments by SysComm, then for a period of twelve months thereafter, with respect to any person who was a SysComm customer during a period of twelve months prior to the termination of Executive's employment, Executive will not, without the prior written consent of SysComm, directly or indirectly, and whether as principal, agent, officer, director, employee, consultant, or otherwise, do business with such person (including, for compensation or otherwise, provide any consulting advice to such person) which is of a nature that is (or which could be ) competitive to or similar to the business carried on by SysComm with such person during such twelve month period. The foregoing non-competition provision shall include any person for whom SysComm had (or has) an expectation of becoming a customer during such twelve month period or the twelve month period following the termination of the Executive's employment. The foregoing customers or potential customers are called "Excluded Persons". The foregoing non-competition provision shall not prevent the Executive from investing in stock, bonds, or other securities of any Excluded Person but without otherwise participating in the activities of such Excluded Person if (i) such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and
(ii) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding.

            C. Covenant of Non-Interference. The Executive covenants and agrees that during the Term hereof and for one (1) year thereafter he will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, interfere with SysComm' relationship with, or endeavor to entice away from SysComm or diminish SysComm's business activities with, any person, firm, corporation or other business organization who or which at any time during the term of the Executive's employment with SysComm was an employee, consultant, agent, supplier, or a customer of, or in the habit of dealing with, SysComm.

            D. Covenant Modification. If any provision of this Article 7 is held by any court of competent jurisdiction to be unenforceable because of the scope, duration or area of applicability, such provision shall be deemed modified to the extent such court modifies the scope, duration or area of applicability of such provision to make it enforceable.

            E. Covenant to Report. The Executive shall promptly communicate and disclose to SysComm all inventions, discoveries improvements and new writings, in any form whatsoever (hereinafter "Inventions"), including, without limitation, all software, programs, routines, techniques, procedures, training aides and instructional manuals conceived, developed or made by him during his employment by SysComm, whether solely or jointly with others, and whether or not patentable or copyrightable, (i) which relate to any matters or business of the type carried on or being developed by SysComm, or (ii) which result from or are suggested by any work done by him in the course of his employment by SysComm. The Executive shall also promptly communicate and disclose to SysComm all other data obtained by him concerning the business or affairs of SysComm in the course of his employment by SysComm.

            All written materials, records and documents made by the Executive or coming into his possession during the Term concerning the business or affairs of SysComm shall be the sole property of SysComm; and, upon expiration of the Term or upon the request of SysComm during the Term, the Executive shall promptly deliver the same to SysComm. The Executive agrees to render to SysComm such reports of the activities undertaken by the Executive or conducted under the Executive's direction pursuant hereto during the Term as SysComm may request.

            The Executive will assign to SysComm all right in the Inventions and will assist SysComm or its designee during or subsequent to his employment, at SysComm' sole expense, in filing patent and/or copyright applications on, and obtaining for SysComm' benefit, patents and/or copyrights for, such Inventions in any and all countries, and will assign to SysComm all such patent and/or copyright applications, all patents and/or copyrights which may issue thereon, said Inventions to be and remain the sole and exclusive property of SysComm or its designee whether or not patented and/or copyrighted.

         8. Injunction. It is recognized and hereby acknowledged by the Executive that a breach or violation by the Executive of any of the covenants or agreements contained in this Agreement may cause irreparable harm and damage to SysComm, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and acknowledges that SysComm shall be entitled to an injunction, without posting any bond or security in connection therewith, from any court of competent jurisdiction enjoining and restraining any breach or violation of any of the restrictive covenants contained in Article 7 hereof by the Executive or his associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies SysComm may possess. Nothing contained in this Article 8 shall be construed to prevent SysComm from seeking and recovering from the Executive damages sustained as a result of any breach or violation by the Executive of any of the covenants or agreements contained in this Agreement, and that in the event of any such breach, SysComm shall avail itself of all remedies available both at law and in equity.

         9. Executive's Representations. Executive represents to SysComm that to the best of his knowledge he is under no obligation to any employer or third party which would preclude the full, complete and unfettered discharge of his duties under this Agreement.

         10. Relationship to the Plan. Nothing herein contained shall be deemed to modify the Plan in any respect except as specifically modified herein, and except as so specifically modified the Plan shall in all respects be effective according to its terms and conditions.

         11. Notices.Any notice or other communication to a party under this Agreement shall be in writing and delivered personally or by overnight mail, with written receipt therefor, or by certified mail, return receipt requested, and if delivered by certified mail, notice shall be considered given five (5) days after it is mailed by certified mail, return receipt requested, to the party at the following address or at such other address as the party may specify by notice to the other:

                  If to the Executive:

                  11 Town Woods Road
                  Old Lyme, CT 06371

                  If to the Company:

                  SysComm International Corporation
                  275 Marcus Boulevard
                  Hauppauge, NY  11788
                  Attention: Chief Financial Officer

                  With a copy to:

                  Ruskin Moscou Evans & Faltischek, P.C.
                  170 Old Country Road
                  Mineola, NY  11501
                  Attention: Managing Partner

         12. Amendment. This Agreement may be amended only in writing signed by both parties hereto.

         13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon SysComm, its successors and assigns. Executive may not assign, transfer, pledge or hypothecate any of his rights or obligations hereunder, or money to which he may be entitled hereunder.

         14. Waiver of Breach. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in a writing signed by both parties.

         15. Severability. The invalidity or unenforceability of any other provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

         16. Conflicts of Interest. Annexed hereto as Schedule A, and made a part hereof is a statement of SysComm' policy concerning conflicts of interest. The Executive agrees to avoid any conflict between the Executive's own interests and those of SysComm, including, without being limited thereto, the specific situations and transactions set forth in Schedule A.

         17. Business Ethics. Annexed hereto as Schedule B, and made a part hereof is a statement of SysComm' policy on business ethics. The Executive agrees to adhere to standards of business ethics set forth in Schedule B.

         18. Breach of Executive's Obligations Set forth in Schedules A and B. The failure by the Executive to observe and perform the obligations of the Executive as set forth in Schedules A and B attached hereto shall be deemed a material breach of this Agreement.

         19. Entire Agreement. This Agreement, together with the attached Schedules, constitutes the entire Agreement between the parties, and supersedes all existing agreements between them with respect to the subject matter hereof. It may only be changed or terminated by an instrument in writing signed by both parties. Any covenants of the Executive contained in the Prior Agreement shall survive the termination thereof.

         20. Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

         21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         22. Paragraph Headings. Paragraph headings are inserted herein for convenience only and are not intended to modify, limit or alter the meaning of any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hands and executed this Agreement as of the day and year first above written.

                                        SYSCOMM INTERNATIONAL CORPORATION



                              By:__________________________________________

                              Title:________________________________________


                              ----------------------------------------------

                                /s/ Thomas J. Baehr
                              ----------------------------------------------
                                    THOMAS J. BAEHR, Executive

                                   SCHEDULE A

                        SYSCOMM INTERNATIONAL CORPORATION
                     POLICY GOVERNING CONFLICTS OF INTEREST

         The policy of SysComm International Corporation (including all subsidiaries) (herein referred to as the "Company") with respect to conflicts of interest requires that directors, officers and employees avoid any conflict between their own interests and the interests of the Company, in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Company. Moreover, the policy requires that all such persons should avoid any conflict between their own interests and the interests of the Company in the conduct of their personal affairs, including transactions in securities of the Company or any affiliate or of any unaffiliated corporation having a business relationship with the Company.

         While it is not practicable to enumerate all situations which might give rise to a violation of this policy, the examples given below indicate some which should be avoided. Moreover, there will be situations which, while perhaps justifiable, involve the appearance of a conflict of interest and they should be carefully weighed.

         It is considered to be in conflict with the Company's interest for a director, officer or employee:

         (a) or any dependent member of his or her family to have an interest in any organization which has, or is seeking to have, business dealings with the Company where there is an opportunity for preferential treatment to be given or received, except (i) with the knowledge and written consent of a senior officer (President or Corporate Vice President) of the Company, or (ii) in any case where such an interest comprises securities in widely held corporations which are quoted and sold on the open market [or in private corporation where the interest in not material, [subject to paragraph (d)];

         (b) or any dependent member of his or her family to buy, sell or lease any kind of property, facilities or equipment from or to the Company or to any company, firm or individual who is or is seeking to become a contractor, supplier or customer, except with the knowledge and written consent of a senior officer (President or Corporate Vice President) of the Company;

         (c) to serve as an officer or director of any other company, or in any management capacity for, or as a consultant to any individual, firm or other company doing or seeking to do business with the Company, except with the knowledge and written consent of a senior officer (President or Corporate Vice President) of the Company;

         (d) without proper authority to give or release to anyone not employed by the Company any data or information of a confidential nature concerning the Company such as that relating to decisions, plans, earnings, financial or business forecasts, discoveries or competitive bids or otherwise use such information which is not generally known to the public for personal advantage and not in the best interests of the Company, as, for example, by acquiring or selling, or inducing others to acquire or sell, any interest in securities of the Company, or any other company involved in, or which may become involved, in any transaction with the Company.

         Notwithstanding the foregoing, the Company shall not unreasonably withhold its consent to the release of such information as may have been requested and reasonably needed by a prospective purchaser of the Executive's stock.

         (e) or any dependent member of his or her family to accept commissions; a share in profits; gifts in cash; a gift certificate; travel or other payments; loans or advances (other than form established banking or financial institutions on normal commercial terms); materials, services, repairs or improvements at no cost or at unreasonably low prices; excessive or extravagant entertainment; or gifts of merchandise of more than nominal value from any organization, firm or individual doing or seeking to do business with the Company, or for personal advantage and not in the best interest of the Company, to provide any of the foregoing to any such organization, firm or individual.

Date:__________________                      _________________________________
                                               Executive's Name (please print)

                                             /s/
                                                ------------------------------
                                                    Executive's Signature

                                   SCHEDULE B

                        SYSCOMM INTERNATIONAL CORPORATION
                       POLICY STATEMENT ON BUSINESS ETHICS

         The policy of SysComm International Corporation with respect to business ethics is one of strict observance of all laws applicable to its business.

         Our policy does not stop there. Even where the law is permissive, SysComm International Corporation chooses the course of the highest integrity. Local customs, traditions and mores differ from place to place and those must be recognized. But honesty is not subject to criticism in any culture. Shades of dishonesty simply invite demoralizing and reprehensible judgments.
A well-founded reputation for scrupulous dealing is itself a priceless company asset.

         An overly ambitious employee might have the mistaken idea that we do not care how results are obtained, as long as he gets results. He might think it best not to tell higher management all that he is doing, not to record all transactions accurately in his books and records, and to deceive the company's internal and external auditors. He would be wrong on all counts.

         We do care how we get results. We expect compliance with our standard of integrity throughout the organization. We will not tolerate an employee who achieves results at the cost of violation of laws or unscrupulous dealing. By the same token, we will support, and we expect you to support, an employee who passes up an opportunity or advantage which can only be secured at the sacrifice of principle.

         Equally important, we expect candor from managers at all levels, and compliance with accounting rules and controls. We don't want liars for managers, whether they are lying in a mistaken effort to protect us or to make themselves look good. One of the kinds of harm which results when a manager conceals information from higher management and the auditors is that subordinates within his organization think they are being given a signal that company policies and rules, including accounting and control rules, can be ignored whenever inconvenient. This can result in corruption and demoralization of an organization. Our system of management will not work without honesty, including honest bookkeeping, honest budget proposals and honest economic evaluation of projects.

         It has been and continues to be SysComm International Corporation's policy that all transactions shall be accurately reflected in its books and records. This, of course, means that falsification of its books and records and any off-the-record bank accounts are strictly prohibited.


Date:__________________                        ________________________________
                                                Executive's Name (please print)

                                              /s/
                                                -------------------------------
                                                    Executive's Signature